Exhibit 10.15.1

WALTER ENERGY, INC.

AMENDMENT TO AMENDED AND RESTATED EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT AND TERMINATION OF AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT AND TERMINATION OF THE AMENDED AND RESTATED CHANGE-IN-CONTROL AGREEMENT (this “Amendment/Termination Agreement”) is made as of February 14, 2014 (the “Amendment Date”) by and between Walter Energy, Inc. (the “Company”) and Michael T. Madden (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Parties entered into the Amended and Restated Executive Change-in-Control Severance Agreement, effective as of December 17, 2008 (the “Severance Agreement”) and the Amended and Restated Change-in-Control Agreement, effective as of December 18, 2008 (the “CIC Agreement” and together with the Severance Agreement, the “Agreements”); and

WHEREAS, the Parties desire to (x) amend the Severance Agreement as set forth below and (y) terminate the CIC Agreement.

NOW THEREFORE, for good and valid consideration, the sufficiency of which is hereby acknowledged, the Agreements are hereby amended or terminated, as applicable, as follows:

1.             “Article 1. Definitions” in the Severance Agreement is hereby amended as follows with the following definition being inserted in the applicable alphabetical order:

“‘Target Bonus’ means “Target Bonus” as defined in that certain letter agreement, dated April 1, 2011, by and between the Executive and the Company, as it may be amended from time to time.”

2.             Section 2.3(b)(ii) of the Severance Agreement is hereby amended in its entirety to read as follows:

“the higher of: (A) the Executive’s Target Bonus for the bonus plan year in which the Executive’s Effective Date of Termination occurs, or (B) the Executive’s Target Bonus for the bonus plan year in which the Change in Control occurs.”

3.             The second sentence of Section 2.3(b) of the Severance Agreement is hereby deleted in its entirety.

4.             Section 2.3(c)(ii) of the Severance Agreement is hereby amended in its entirety to read as follows:

“the higher of: (A) the Executive’s Target Bonus for the bonus plan year in which the Executive’s Effective Date of Termination occurs, or (B) the Executive’s Target Bonus for the bonus plan year in which the Change in Control occurs.”

5.             The second sentence of Section 2.3(c) of the Severance Agreement is hereby deleted in its entirety.

6.             A new Section 2.8 is hereby added to the Severance Agreement to read as follows:

“2.8                Limitation on Severance Benefits.

(a)   Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive’s employment with the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called ‘Total Payments’) would be an “excess parachute payment” pursuant to Section 280G of the Code or any successor or substitute provision of the Code, with the effect that the Executive would be liable for the payment of the excise tax described in Section 4999 of the Code or any successor or substitute provision of the Code, or any interest or penalties are incurred by the Executive with respect to such Total Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the ‘Excise Tax’), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash payments provided in Section 2.3 herein shall first be reduced, and the non-cash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax.  Notwithstanding the foregoing, no payments or benefits under this Agreement will be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the excess of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), over (B) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

(b)   Subject to the provisions of Section 2.8(c) below, all determinations required to be made under this Section 2.8, and the assumptions to be utilized in arriving at such determinations shall be made by the public accounting firm that serves the Company’s auditors (the ‘Accounting Firm’), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company or the Executive that there have been Total Payments, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive, except as provided in Section 2.8(c) below.

(c)   As a result of an uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (‘IRS’) or other agency may claim that an Excise Tax, or a greater Excise Tax, is due, and thus the Company should have made a lesser amount of Total Payments than that determined pursuant to Section 2.8(a) above.  The Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require the Executive to pay an Excise Tax or an additional Excise Tax.  If the IRS or other agency makes a claim that, if successful, could require the Executive to pay an Excise Tax or an additional Excise Tax, the Company shall reduce or further reduce the Executive’s payments and benefits in accordance with this Section 2.8 to the amount necessary to eliminate such Excise Tax or additional Excise Tax.  Any reduction will be made by the end of the second calendar year following the Change in Control.”

7.             Article 5 (Excise Tax Equalization Payment) of the Severance Agreement is hereby deleted in its entirety.

8.             The Parties hereby agree that the CIC Agreement is hereby terminated and, effective as of the Amendment Date, shall have no further force and effect.

9.             Except as provided herein, all other terms of the Severance Agreement will remain in full force and effect.  To the extent not preempted by the laws of the United States, the laws of Delaware shall be the controlling law in all matters relating to this

Amendment/Termination Agreement without giving effect to principles of conflicts of laws, and any dispute arising out of, relating to or in connection with this Amendment/Termination Agreement shall be subject to the same dispute resolution procedures as provided in the CIC Agreement or the Severance Agreement, as applicable, with respect to any dispute thereunder.

10.          This Amendment/Termination Agreement shall be effective upon execution by each of the Parties.  This Amendment/Termination Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment/Termination Agreement as of the day and year first above written.

WALTER ENERGY INC.

By:	/s/ Earl H. Doppelt
Name: Earl H. Doppelt
Title: Exec VP & General Counsel

EXECUTIVE

/s/ Michael T. Madden
Michael T. Madden

[Signature Page to Amendment/Termination Agreement]